Exhibit 6.30

Fourth Amendment to the Sugarfina USA, LLC Services Agreement

This agreement constitutes the fourth amendment (hereinafter the “Instant Agreement”) to the Services Agreement dated 23rd of July 2018 (hereinafter referred to as the “Original Service Agreement”) by and between Sugarfina USA, LLC (“SGR”), a Delaware limited liability company with offices located at 5275 W Diablo Dr, Ste A1-101 Las Vegas, US-NV 89118 , and the following:

1.	LOGINAM, LLC, d/b/a JD Group, a California limited liability company with offices located at 1586 Lancaster Point Way, San Diego, California 92154.

2.	Total Logistics S. de R.L. C.V., a Mexican company with offices located at Chilpancingo 91-4, CD Industrial Otay, Tijuana, Baja California, Mexico CP 22444.

3.	Logistica Integral de America, S. de R.L. C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217;

4.	Loginam, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217;

5.	Digixcan Paperless Solutions, S. de R.L. de C.V., a Mexican company with offices located at Calle Laguna de San Ignacio 4930, Lago Sur, Tijuana, B.C. 22217.

6.	Agencia Aduanal Jorge Diaz, S.C.;

7.	Brokerage and Logistic Solutions, Inc.; and

8.	JD Group US Customs Broker

(collectively hereinafter referred to as “JDG”) (SGR and JDG collectively hereinafter referred to herein as the “Parties”). Capitalized terms used herein shall have the meaning assigned to them herein, or as per the Original Service Agreement, and or the First Amendment to the Original Service Agreement dated 1st of August 2021, the Second Amendment to the Original Service Agreement dated 11th of July 2022 , Third Amendment to the Original Service Agreement dated 1st of January 2024, all incorporated herein by reference.

RECITALS

WEHEREAS, the Original Service Agreement defines the contractual relationship between the Parties, specifically as it pertains to JDG’s provision of Services to SGR via the Scope of Work (Attachment 1) to the Original Service Agreement (hereinafter referred to as the “Scope of Work”).

WEHEREAS, pursuant to Section 20.8 of the Original Service Agreement, the Parties agree in writing through the Instant Agreement to amend the Original Service Agreement to provide as set forth herein.

WHEREAS, the Parties acknowledge that the Instant Agreement may impact, supersede, and or extend to applicable terms within the Scope of Work, the First Amendment, the Second Amendment, and or the Third Amendment to the Original Service Agreement, and the Fee Schedule Agreement between the Parties.

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Fourth Amendment to the Sugarfina USA, LLC Services Agreement

ACCORDIGNLY, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree, represent, warrant, and covenant to amend Original Service Agreement, as follows:

Article I. AMENDMENTS TO ORIGINAL SERVICE AGREEMENT

1.	Parties; “JDG”

a.	Preamble. The parties included collectively in the definition of “JDG” in the Preamble of the Original Service Agreement and following amendments, including this Amendment shall hereafter be amended to include only Loginam, LLC, a California limited liability company with offices located at 1586 Lancaster Point Way, San Diego, California 92154; Total Logistics S. de R.L. C.V., a Mexican company with offices located at Chilpancingo 91-4, CD Industrial Otay, Tijuana, Baja California, Mexico CP 22444. All other JDG Parties shall be released from this and future amendments between the parties.

2.	Term

a.	Section 3.1 Term. The Term of the new contract period shall commence on 1st of June of 2027 and continue until 30th of June 2029, with an option to, thereafter, extend the Term for an additional 12-month period(s) upon mutual agreement in writing by the Parties.

b.	As such, Section 3.1 of the Original Service Agreement, and Section 2 of the First Amendment as relating to automatic renewal of the Term, and or SGR’s right to extend the Term shall be deemed deleted, null, and void.

Article II. RATIFICATION

1.	Effective Date. The provisions of the Instant Agreement are effective immediately after the Parties execute it.

2.	Confirmation. The Parties confirm all provisions of the Original Service Agreement, and any prior amendments, that are not modified by the Instant Agreement.

3.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

The Parties hereby acknowledge that they have read the Instant Agreement, and that it correctly states the changes they desire to make to Original Service Agreement.

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Fourth Amendment to the Sugarfina USA, LLC Services Agreement

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this INSTANT AGREEMENT as of the Effective Date(s) set forth below.

/s/ Scott LaPorta	/s/ Juan Manuel Hernandez

By: Sugarfina USA, LLC	By: Loginam, LLC
Name: Scott LaPorta	Name: Juan Manuel Hernandez Niebla

Position: CEO	Position: Member

Date: 5/5/2026	Date: 5/4/2026

/s/ Jorge Diaz Nieto
By: Total Logistics S. de R.L. C.V.
Name: Jorge Diaz Nieto
Position: CEO
Date: 5/4/2026

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Fourth Amendment to the Sugarfina USA, LLC Services Agreement